                                                           OMB APPROVAL
                                                      --------------------------
                                                      OMB NUMBER: 3235-0145
                                                      EXPIRES: DECEMBER 31, 1997
                                                      ESTIMATED AVERAGE BURDEN
                                                      HOURS PER RESPONSE...14.90
                                                      --------------------------


                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C.  20549


                                  SCHEDULE 13G


                   UNDER THE SECURITIES EXCHANGE ACT OF 1934
                              (AMENDMENT NO.  1)*

                            TranSwitch Corporation
                            ----------------------
                               (Name of Issuer)

                         Common Stock, $.01 par value
                         ----------------------------
                        (Title of Class of Securities)

                                  894065 10 1
                                  -----------
                                 (CUSIP Number)

     *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

     The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP NO. 894065101                   13G                   PAGE 2 OF 17 PAGES
--------------------                                        --------------------

--------------------------------------------------------------------------------
 1    NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      Advanced Technology Ventures II, L.P.
--------------------------------------------------------------------------------
 2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                         (a) [ ]
      Not Applicable                                     (b) [ ]
--------------------------------------------------------------------------------
 3    SEC USE ONLY

--------------------------------------------------------------------------------
 4    CITIZENSHIP OR PLACE OF ORGANIZATION

      Delaware
--------------------------------------------------------------------------------

 NUMBER OF         5  SOLE VOTING POWER

  SHARES              0 shares
                   -------------------------------------------------------------
BENEFICIALLY       6  SHARED VOTING POWER

  OWNED BY            186,246 shares
                   -------------------------------------------------------------
   EACH            7  SOLE DISPOSITIVE POWER

REPORTING             0 shares
                   -------------------------------------------------------------
 PERSON            8  SHARED DISPOSITIVE POWER

  WITH                186,246 shares
--------------------------------------------------------------------------------
 9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      186,246 shares
--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*  [ ]

      Not Applicable
--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

      1.6%
--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON *

      PN
-------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

                              Page 2 of 17 pages

CUSIP NO. 894065101                   13G                   PAGE 3 OF 17 PAGES
--------------------                                        --------------------

--------------------------------------------------------------------------------
 1    NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      Advanced Technology Ventures III, L.P.
--------------------------------------------------------------------------------
 2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                         (a) [ ]
      Not Applicable                                     (b) [ ]
--------------------------------------------------------------------------------
 3    SEC USE ONLY

--------------------------------------------------------------------------------
 4    CITIZENSHIP OR PLACE OF ORGANIZATION

      Delaware
--------------------------------------------------------------------------------

 NUMBER OF         5  SOLE VOTING POWER

  SHARES              0 shares
                   -------------------------------------------------------------
BENEFICIALLY       6  SHARED VOTING POWER

  OWNED BY            186,246 shares
                   -------------------------------------------------------------
   EACH            7  SOLE DISPOSITIVE POWER

REPORTING             0 shares
                   -------------------------------------------------------------
 PERSON            8  SHARED DISPOSITIVE POWER

  WITH                186,246 shares
--------------------------------------------------------------------------------
 9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      186,246 shares
--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*  [ ]

      Not Applicable
--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

      1.6%
--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON *

      PN
-------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

                              Page 3 of 17 pages

CUSIP NO. 894065101                   13G                   PAGE 4 OF 17 PAGES
--------------------                                        --------------------

--------------------------------------------------------------------------------
 1    NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      NP Associates
--------------------------------------------------------------------------------
 2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                         (a) [ ]
      Not Applicable                                     (b) [ ]
--------------------------------------------------------------------------------
 3    SEC USE ONLY

--------------------------------------------------------------------------------
 4    CITIZENSHIP OR PLACE OF ORGANIZATION

      New York
--------------------------------------------------------------------------------

 NUMBER OF         5  SOLE VOTING POWER

  SHARES              0 shares
                   -------------------------------------------------------------
BENEFICIALLY       6  SHARED VOTING POWER

  OWNED BY            186,246 shares
                   -------------------------------------------------------------
   EACH            7  SOLE DISPOSITIVE POWER

REPORTING             0 shares
                   -------------------------------------------------------------
 PERSON            8  SHARED DISPOSITIVE POWER

  WITH                186,246 shares
--------------------------------------------------------------------------------
 9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      186,246 shares
--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*  [ ]

      Not Applicable
--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

      1.6%
--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON *

      PN
-------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

                              Page 4 of 17 pages

CUSIP NO. 894065101                   13G                   PAGE 5 OF 17 PAGES
--------------------                                        --------------------

--------------------------------------------------------------------------------
 1    NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      ATV Associates III, L.P.
--------------------------------------------------------------------------------
 2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                         (a) [ ]
      Not Applicable                                     (b) [ ]
--------------------------------------------------------------------------------
 3    SEC USE ONLY

--------------------------------------------------------------------------------
 4    CITIZENSHIP OR PLACE OF ORGANIZATION

      Delaware
--------------------------------------------------------------------------------

 NUMBER OF         5  SOLE VOTING POWER

  SHARES              0 shares
                   -------------------------------------------------------------
BENEFICIALLY       6  SHARED VOTING POWER

  OWNED BY            186,246 shares
                   -------------------------------------------------------------
   EACH            7  SOLE DISPOSITIVE POWER

REPORTING             0 shares
                   -------------------------------------------------------------
 PERSON            8  SHARED DISPOSITIVE POWER

  WITH                186,246 shares
--------------------------------------------------------------------------------
 9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      186,246 shares
--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*  [ ]

      Not Applicable
--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

      1.6%
--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON *

      PN
-------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

                              Page 5 of 17 pages

CUSIP NO. 894065101                   13G                   PAGE 6 OF 17 PAGES
--------------------                                        --------------------

--------------------------------------------------------------------------------
 1    NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      Albert E. Paladino
--------------------------------------------------------------------------------
 2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                         (a) [ ]
      Not Applicable                                     (b) [ ]
--------------------------------------------------------------------------------
 3    SEC USE ONLY

--------------------------------------------------------------------------------
 4    CITIZENSHIP OR PLACE OF ORGANIZATION

      United States
--------------------------------------------------------------------------------

 NUMBER OF         5  SOLE VOTING POWER

  SHARES              27,064 shares
                   -------------------------------------------------------------
BENEFICIALLY       6  SHARED VOTING POWER

  OWNED BY            186,246 shares
                   -------------------------------------------------------------
   EACH            7  SOLE DISPOSITIVE POWER

REPORTING             27,064 shares
                   -------------------------------------------------------------
 PERSON            8  SHARED DISPOSITIVE POWER

  WITH                186,246 shares
--------------------------------------------------------------------------------
 9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      213,310 shares
--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*  [ ]

      Not Applicable
--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

      1.8%
--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON *

      IN
-------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

                              Page 6 of 17 pages

CUSIP NO. 894065101                   13G                   PAGE 7 OF 17 PAGES
--------------------                                        --------------------

--------------------------------------------------------------------------------
 1    NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      Pieter J. Schiller
--------------------------------------------------------------------------------
 2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                         (a) [ ]
      Not Applicable                                     (b) [ ]
--------------------------------------------------------------------------------
 3    SEC USE ONLY

--------------------------------------------------------------------------------
 4    CITIZENSHIP OR PLACE OF ORGANIZATION

      United States
--------------------------------------------------------------------------------

 NUMBER OF         5  SOLE VOTING POWER

  SHARES              0 shares
                   -------------------------------------------------------------
BENEFICIALLY       6  SHARED VOTING POWER

  OWNED BY            186,246 shares
                   -------------------------------------------------------------
   EACH            7  SOLE DISPOSITIVE POWER

REPORTING             0 shares
                   -------------------------------------------------------------
 PERSON            8  SHARED DISPOSITIVE POWER

  WITH                186,246 shares
--------------------------------------------------------------------------------
 9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      186,246 shares
--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*  [ ]

      Not Applicable
--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

      1.6%
--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON *

      IN
-------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

                              Page 7 of 17 pages

CUSIP NO. 894065101                   13G                   PAGE 8 OF 17 PAGES
--------------------                                        --------------------

--------------------------------------------------------------------------------
 1    NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      Jos C. Henkens
--------------------------------------------------------------------------------
 2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                         (a) [ ]
      Not Applicable                                     (b) [ ]
--------------------------------------------------------------------------------
 3    SEC USE ONLY

--------------------------------------------------------------------------------
 4    CITIZENSHIP OR PLACE OF ORGANIZATION

      United States
--------------------------------------------------------------------------------

 NUMBER OF         5  SOLE VOTING POWER

  SHARES              0 shares
                   -------------------------------------------------------------
BENEFICIALLY       6  SHARED VOTING POWER

  OWNED BY            186,246 shares
                   -------------------------------------------------------------
   EACH            7  SOLE DISPOSITIVE POWER

REPORTING             0 shares
                   -------------------------------------------------------------
 PERSON            8  SHARED DISPOSITIVE POWER

  WITH                186,246 shares
--------------------------------------------------------------------------------
 9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      186,246 shares
--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*  [ ]

      Not Applicable
--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

      1.6%
--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON *

      IN
-------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

                              Page 8 of 17 pages

                                  Schedule 13G
                                  ------------



       Item 1(a).  Name of Issuer:  TranSwitch Corporation
                   ---------------

       Item 1(b).  Address of Issuer's Principal Executive Offices:
                   -----------------------------------------------
                   8 Progress Drive, Shelton, Connecticut 06484.

       Item 2(a).  Names of Persons Filing:  Advanced Technology Ventures II,
                   -----------------------
                   L.P., Advanced Technology Ventures III, L.P., NP Associates, ATV Associates III, L.P., Albert E. Paladino, Pieter J. Schiller and Jos C. Henkens.

                   NP Associates is the sole general partner of Advanced Technology Venture II, L.P. ATV Associates III, L.P. is the sole general partner of Advanced Technology Ventures III, L.P. Messrs. Paladino, Schiller and Henkens are individual general partners of both NP Associates and ATV Associates III, L.P.

       Item 2(b).  Address of Principal Business Office or, if None, Residence:
                   -----------------------------------------------------------

                   The address of the principal business office of Advanced Technology Ventures II, L.P., Advanced Technology Ventures III, L.P., NP Associates, ATV Associates III, L.P., Albert E. Paladino and Pieter J. Schiller is 281 Winter Street, Waltham, MA 02154. The address of Jos C. Henkens is 485 Ramona Street, Suite 200, Palo Alto, California 94301.


       Item 2(c).  Citizenship:  Advanced Technology Ventures II, L.P., Advanced
                   -----------

                   Technology Ventures III, L.P. and ATV Associates III, L.P. are limited partnerships organized under the laws of the State of Delaware. NP Associates is a limited partnership organized under the laws of the State of New York. Each of Messrs. Paladino, Schiller and Henkens is a United States citizen.

       Item 2(d).  Title of Class of Securities: Common Stock, $.01 par value
                   ----------------------------
                   per share

       Item 2(e).  CUSIP Number:  894065 10 1
                   -------------

       Item 3. If this statement if filed pursuant to Rules 13d-1(b), or 13d-2(b), check whether the person filing is a:

                   (a) [ ] Broker or Dealer registered under Section 15 of the
                           Securities Exchange Act of 1934 (the "Act").

                   (b) [ ] Bank as defined in Section 3(a)(6) of the Act.

                   (c) [ ] Insurance Company as defined in Section 3(a)(19) of the Act.

                   (d) [ ] Investment Company registered under Section 8 of the
                           Investment Company Act of 1940.

                   (e) [ ] Investment Advisor registered under Section 203 of the Investment Advisers Act of 1940.

                   (f) [ ] Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund; see Rule 13d-1(b)(1)(ii)(f) of the Act.

                   (g) [ ] Parent Holding Company, in accordance with Rule 13d-
                           1(b)(ii)(G) of the Act.

                   (h) [ ] Group, in accordance with Rule 13d-1(b)(1)(ii)(H) of the Act.

                   Not Applicable.

       Item 4.    Ownership.
                  ---------

                  (a) Amount Beneficially Owned

                     Each of Advanced Technology Ventures II, L.P., Advanced Technology Ventures III, L.P., NP Associates, ATV Associates III, L.P. (individually an "Entity" and collectively the "Entities"), Pieter J. Schiller and Jos C. Henkens may be deemed to own beneficially 186,246 shares of Common Stock as of December 31, 1996. Albert E. Paladino may be deemed to own beneficially 213,310 shares of Common Stock as of December 31, 1996.

                     As of December 31, 1996, Advanced Technology Ventures II, L.P. was the record owner of 26,957 shares of Common Stock, and Advanced Technology Ventures III, L.P. was the record owner of 159,289 shares of Common Stock. (The shares held of record by Advanced Technology Ventures II, L.P. and Advanced Technology Ventures III, L.P. are referred to herein collectively as the "Record Shares"). By virtue of the affiliate relationships among the Entities, each Entity may be deemed to own beneficially all of the Record Shares. Hence, each Entity may be deemed to own beneficially 186,246 shares of Common Stock. In their capacities as individual general partners of NP Associates and ATV Associates III, L.P., each of Messrs. Paladino, Schiller and Henkens may be deemed to own beneficially 186,246 shares of Common Stock. Mr. Paladino may be deemed to own beneficially an additional 27,064 shares of Common Stock.

                 (b) Percent of Class:

                     Advanced Technology Ventures II, L.P.:  1.6%
                     Advanced Technology Ventures III, L.P.: 1.6% NP Associates: 1.6%
                     ATV Associates III, L.P.:  1.6%
                     Albert E. Paladino:  1.8%
                     Pieter J. Schiller:  1.6%
                     Jos C. Henkens:  1.6%

                     The foregoing percentages are calculated based on the 11,869,512 shares of Common Stock reported to be outstanding as of October 31, 1996 in the quarterly report on Form 10Q as filed with the SEC for the quarterly period ended September 30, 1996.

                 (c) Number of shares as to which such person has:

                     (i) sole power to vote or to direct the vote:

                         Advanced Technology Ventures II, L.P.:   0 shares
                         Advanced Technology Ventures III, L.P.: 0 shares NP Associates: 0 shares
                         ATV Associates III, L.P.:  0 shares
                         Albert E. Paladino:  27,064 shares
                         Pieter J. Schiller:  0 shares
                         Jos C. Henkens:  0 shares


                     (ii) shared power to vote or to direct the vote:

                         Advanced Technology Ventures II, L.P.: 186,246 shares Advanced Technology Ventures III, L.P.: 186,246 shares NP Associates: 186,246 shares
                         ATV Associates III, L.P.:  186,246 shares
                         Albert E. Paladino:  186,246 shares
                         Pieter J. Schiller:  186,246 shares
                         Jos C. Henkens:  186,246 shares

                    (iii) sole power to dispose or direct the disposition:

                         Advanced Technology Ventures II, L.P.: 0 shares Advanced Technology Ventures III, L.P.: 0 shares NP Associates: 0 shares
                         ATV Associates III, L.P.:  0 shares
                         Albert E. Paladino:  27,064 shares
                         Pieter J. Schiller:  0 shares
                         Jos C. Henkens:  0 shares


                     (iv) shared power to dispose or direct the disposition:

                         Advanced Technology Ventures II, L.P.: 186,246 shares Advanced Technology Ventures III, L.P.: 186,246 shares NP Associates: 186,246 shares
                         ATV Associates III, L.P.:  186,246 shares
                         Albert E. Paladino:  186,246 shares
                         Pieter J. Schiller:  186,246 shares
                         Jos C. Henkens:  186,246 shares

                 Each of reporting persons expressly disclaims beneficial ownership of any shares of Common Stock of TranSwitch, except in the cases of Advanced Technology Ventures II, L.P. for the 26,957 shares which it holds of record, Advanced Technology Ventures III, L.P. for the 159,289 shares which it holds of record and Mr. Paladino for the 27,064 shares which he holds of record.

Item 5.  Ownership of Five Percent or Less of a Class.
         --------------------------------------------

         If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [X].

Item 6.  Ownership of More than Five Percent on Behalf of Another Person.
         ----------------------------------------------------------------

         Not Applicable.

Item 7.  Identification and Classification of the Subsidiary which
         ---------------------------------------------------------
         Acquired the Security Being Reported on By the Parent Holding
         -------------------------------------------------------------
         Company.
         -------

         Not Applicable.

Item 8.  Identification and Classification of Members of the Group.
         ---------------------------------------------------------

         Not Applicable. The Reporting Persons expressly disclaim membership in a "group" within the meaning of Regulation 13D.

Item 9.  Notice of Dissolution of Group.
         ------------------------------

         Not Applicable.

Item 10.  Certification.
          -------------

          Not Applicable. This statement on Schedule 13G is not filed pursuant to Rule 13d-1(b).

                                   SIGNATURES
                                   ----------

     After reasonable inquiry and to the best of my knowledge and belief, we certify that the information set forth in this statement is true, complete and correct. We also hereby agree to file this statement jointly pursuant to the Agreement set forth as Exhibit 1 hereto.

Date:  February 13, 1997


ADVANCED TECHNOLOGY VENTURES II, L.P.

By:  NP Associates

By:         *
   ------------------------------
   General Partner

NP ASSOCIATES

By:         *
   ------------------------------
   General Partner


/s/ Albert E. Paladino
------------------------------
Albert E. Paladino

               *
------------------------------
Pieter J. Schiller

               *
------------------------------
Jos C. Henkens

ADVANCED TECHNOLOGY VENTURES III, L.P.

By:  ATV Associates III, L.P.

By:          *
   ---------------------------
   General Partner

ATV ASSOCIATES III, L.P.

By:          *
   ---------------------------
   General Partner

/s/ Albert E. Paladino
------------------------------
Albert E. Paladino

               *
------------------------------
Pieter J. Schiller

               *
------------------------------
Jos C. Henkens

                                                    *By:  /s/ Albert E. Paladino
                                                         -----------------------
                                                         Albert E. Paladino
                                                         Attorney-in-Fact


     This Schedule 13G is executed pursuant to a Power of Attorney, filed with the Securities and Exchange Commission on or about February 14, 1996, in connection with a Schedule 13G for TranSwitch Corporation, which Power of Attorney is incorporated herein by reference, and a copy of which is attached hereto as Exhibit 2.
          ---------

                                   EXHIBIT 1
                                   --------

                                   AGREEMENT
                                   ---------

     Pursuant to Rule 13d-1(f)(1) under the Securities Exchange Act of 1934, the undersigned hereby agree that only one statement containing the information required by Schedule 13G need be filed with respect to the ownership by each of the undersigned of shares of Common Stock of TranSwitch Corporation.

     This Agreement may be executed in any number of counterparts, each of which shall be deemed an original.

Date:  February 13, 1997


ADVANCED TECHNOLOGY VENTURES II, L.P.

By:  NP Associates

By:         *
   ------------------------------
   General Partner

NP ASSOCIATES

By:         *
   ------------------------------
   General Partner

/s/ Albert E. Paladino
------------------------------
Albert E. Paladino

               *
------------------------------
Pieter J. Schiller

               *
------------------------------
Jos C. Henkens

ADVANCED TECHNOLOGY VENTURES III, L.P.

By:  ATV Associates III, L.P.

By:          *
   ---------------------------
   General Partner

ATV ASSOCIATES IV, L.P.

By:         *
   ------------------------------
   General Partner

/s/ Albert E. Paladino
------------------------------
Albert E. Paladino

               *
------------------------------
Pieter J. Schiller

               *
------------------------------
Jos C. Henkens

                                                    *By:  /s/ Albert E. Paladino
                                                         -----------------------
                                                         Albert E. Paladino
                                                         Attorney-in-Fact


     This Agreement is executed pursuant to an executed Power of Attorney, which is attached hereto as Exhibit 2.
                      ---------

                                                                       EXHIBIT 2
                                                                       ---------



                               POWER OF ATTORNEY


     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Albert E. Paladino his true and lawful attorney-in fact, with full power of substitution, to sign any and all instruments, certificates and documents that may be necessary, desirable or appropriate to be executed on behalf of himself as an individual or in his capacity as a general partner of any partnership, pursuant to Section 13 or 16 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and any and all regulations promulgated thereunder, and to file the same, with all exhibits thereto, and any other documents in connection therewith, with the Securities and Exchange Commission, and with any other entity when and if such is mandated by the Exchange Act or by the By-laws of the National Association of Securities Dealers, Inc., granting unto said attorney-in-fact full power and authority to do and perform each and every act and thing necessary, desirable or appropriate, fully to all intents and purposes as he might or could do in person, thereby ratifying and confirming all that said attorney-in fact, or his substitutes, may lawfully do or cause to be done by virtue hereof.

    IN WITNESS WHEREOF, this Power of Attorney has been signed as of the 14 day of February, 1996.


By  /s/ Pieter J. Schiller
    -------------------------------
    Pieter J. Schiller


By:
    -------------------------------
            Jos C. Henkens

                                                                       EXHIBIT 2
                                                                       ---------



                               POWER OF ATTORNEY


     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Albert E. Paladino his true and lawful attorney-in fact, with full power of substitution, to sign any and all instruments, certificates and documents that may be necessary, desirable or appropriate to be executed on behalf of himself as an individual or in his capacity as a general partner of any partnership, pursuant to Section 13 or 16 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and any and all regulations promulgated thereunder, and to file the same, with all exhibits thereto, and any other documents in connection therewith, with the Securities and Exchange Commission, and with any other entity when and if such is mandated by the Exchange Act or by the By-laws of the National Association of Securities Dealers, Inc., granting unto said attorney-in-fact full power and authority to do and perform each and every act and thing necessary, desirable or appropriate, fully to all intents and purposes as he might or could do in person, thereby ratifying and confirming all that said attorney-in fact, or his substitutes, may lawfully do or cause to be done by virtue hereof.

     IN WITNESS WHEREOF, this Power of Attorney has been signed as of the 14 day of February, 1996.


By:
    ------------------------------
     Pieter J. Schiller


By:  /s/ Jos C. Henkens
    ------------------------------
     Jos C. Henkens